Exhibit 11.1
                                    INTERCARDIA, INC.

                     STATEMENT RE COMPUTATION OF NET LOSS PER SHARE
                      (Dollars in thousands, except per share data)


                                                        Year Ended September 30,
                                                ------------------------------------------
                                                   1998           1997           1996
                                                ------------   ------------   ------------
Net loss per Consolidated Statements
     of Operations                                $ (19,146)     $ (17,803)      $ (3,560)
                                                ============   ============   ============
Weighted average number of common shares
     and common share equivalents outstanding
     - basic and diluted                          7,113,054      6,981,708      6,062,498
                                                ============   ============   ============
Net loss per common share - basic                   $ (2.69)       $ (2.55)       $ (0.59)
                                                ============   ============   ============
Net loss per common share - diluted                 $ (2.69)       $ (2.55)       $ (0.59)
                                                ============   ============   ============